Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of January 1, 2013 (the “Effective Date”), by and between Endeavour International Corporation, a Nevada corporation (the “Company”), and William L. Transier (“Employee”).

WHEREAS, Employee and the Company have heretofore entered into that certain Employment Agreement dated effective as of June 1, 2011 (the “Existing Agreement”); and

WHEREAS, the Company and Employee desire to enter into this Agreement to replace and supersede the Existing Agreement in its entirety, effective as of the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Effect of Agreement. Effective as of the Effective Date, this Agreement supersedes and replaces any pre-existing employment agreements between the Company and Employee, including the Existing Agreement.

2. Definitions. In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

(a) “Board” shall mean the board of directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Corporate Change” shall mean:

(i) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (1) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (2) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(ii) the dissolution or liquidation of the Company;

(iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 30% or more of the combined voting power of the outstanding securities of the Company;

(iv) individuals who, as of the day immediately preceding the Effective Date, constitute members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than the Board; or

(v) any other event that a majority of the Board, in its sole discretion, shall determine constitutes a Corporate Change hereunder.

For purposes of the preceding sentence, (A) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (B) subsequent to the consummation of a merger or consolidation that does not constitute a Corporate Change, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

(d) “Date of Termination” shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least 15 days following the date the Notice of Termination is given.

(e) “Good Reason” shall mean the occurrence of any of the following circumstances without Employee’s express written consent unless such breach or circumstances are, to the extent curable, cured within fifteen (15) days of receipt of the Notice of Termination given in respect hereof:

(i) the material breach of any of the Company’s obligations under this Agreement;

(ii) the continued assignment to Employee of any duties inconsistent with the office of Chairman, Chief Executive Officer and President;

(iii) the failure by the Company to pay to Employee any portion of Employee’s compensation;

(iv) the failure by the Company to continue to provide Employee with benefits substantially similar to those enjoyed by other executive officers who have entered into similar employment agreements with the Company under any of the Company’s medical, health, accident, and/or disability plans in which Employee was participating immediately prior to such time;

(v) a change in the location of Employee’s principal place of employment by the Company by more than 50 miles from the Company’s headquarters in Houston, Texas; or

(vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 15 hereof.

In addition, the occurrence of a Corporate Change, shall constitute “Good Reason” hereunder, but only if Employee terminates his employment within ninety (90) days following the effective date of such Corporate Change; provided, however, that this sentence shall be disregarded for purposes of determining Employee’s rights with respect to LTI Awards.

(f) “LTI Awards” shall mean all long-term incentive awards (other than Stock Rights) granted to Employee by the Company or its subsidiaries under a “Long Term Incentive Plan” or otherwise that are outstanding immediately prior to the date of Employee’s termination of employment.

(g) “Misconduct” shall mean (i) the continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, and Employee fails to cure such failure within a reasonable period of time after receipt of such demand, (ii) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (other than such conduct resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated conduct after the issuance of a Notice of Termination by Employee for Good Reason), (iii) Employee’s conviction for the commission of a felony or (iv) action by Employee toward the Company involving willful dishonesty which is demonstrably and materially injurious to the Company.

(h) “Notice of Termination” shall mean a notice which, if by the Company and is for Misconduct or Disability (as defined in Section 10(d) hereof), shall set forth in reasonable detail the reason for such termination of Employee’s employment, or in the case of resignation by Employee for Good Reason, shall specify in reasonable detail the basis for such resignation.

(i) “Pro-Rata Annual Bonus” shall mean an amount equal to (i) Employee’s target annual Bonus (as defined in Section 7 hereof) for the calendar year that includes the date of Employee’s termination of employment as determined pursuant to Section 7 hereof, multiplied by (ii) a fraction, the numerator of which is the number of days Employee was actually employed hereunder during such calendar year and the denominator of which is the number of days in such calendar year.

(j) “Stock Rights” shall mean all restricted stock and stock options granted to Employee by the Company or its subsidiaries under a “Long Term Incentive Plan” or other grant of restricted stock and stock options duly adopted by the Board or the Compensation Committee thereof.

3. Employment. The Company hereby employs Employee, and Employee will hereby continue his employment by the Company, on the terms and conditions set forth in this Agreement.

4. Term of Employment. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Employee for the period beginning on the Effective Date and ending on June 1, 2014. On June 1, 2014, and on each anniversary of such date thereafter, if Employee’s employment under this Agreement has not terminated pursuant to other provisions hereof, then such term of employment shall be extended automatically for an additional one-year period unless on or before the date that is 60 days prior to the first day of any such extension period either party gives written notice to the other that no such automatic extension shall occur. For purposes of this Agreement, the period described in the first sentence of this Section 4 and any one-year extension period described in the second sentence of this Section 4 shall be referred to as the “Term.”

5. Employee’s Duties. During the Term, Employee shall serve as Chairman, Chief Executive Officer and President, with such duties and responsibilities as may from time to time be assigned to him by the Board, provided that such duties are consistent with the customary duties of such position. During the Term, Employee shall serve as a member and Chairman of the Board. Employee agrees to devote all of his business time, skill and attention to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities. Employee shall not, either directly or indirectly, enter into any business or employment with or for any person, firm, association or corporation other than the Company during the Term; provided, however, that Employee shall not be prohibited from making financial investments in any other company or business, or, with notice to the Board, from serving on the board of directors of any other company if such service does not materially interfere with the performance of his duties or responsibilities hereunder. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.

6. Base Compensation. For services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary of $800,000.00 per annum (“Base Compensation”). The Base Compensation is payable in accordance with the Company’s customary pay periods and subject to customary withholdings. The amount of Base Compensation shall be reviewed by the Board on an annual basis as of the close of each fiscal year of the Company and may be increased as the Board may deem appropriate. In the event the Board (or, if established, the compensation committee thereof) deems it appropriate to increase Employee’s annual base salary, said increased amount shall thereafter be the “Base Compensation.” Employee’s Base Compensation, as increased from time to time, may not thereafter be decreased unless agreed to by Employee. Nothing contained herein shall prevent the Board from causing the Company to pay additional compensation to Employee in the form of bonuses or otherwise during the Term.

7. Bonus. With respect to each full fiscal year during the Term, the Board in its sole discretion may grant Employee a discretionary bonus (“Bonus”). The target bonus for each year shall be equal to the Base Compensation; however, the Board may grant a maximum Bonus of up to 200% of the Base Compensation payable in the form and in accordance with the Company’s customary pay periods for its annual bonuses for its executives and subject to customary withholdings.

8. Additional Benefits. In addition to the Base Compensation provided for in Section 6 herein, Employee shall be entitled to the following:

(a) Expenses. The Company shall, in accordance with any rules and policies that it may establish from time to time for executive officers, reimburse Employee for business expenses reasonably incurred in the performance of his duties. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation. Any such reimbursement for such expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for such expenses incurred after the date that is one year after the date of Employee’s termination of employment with the Company.

(b) Vacation. Employee shall be entitled to five (5) weeks of vacation per year, without any loss of compensation or benefits. Employee shall not be entitled to compensation for, or to carry forward, any unused vacation time.

(c) General Benefits. Employee shall be entitled to participate in the various employee benefit plans or programs, if any, provided to the officers of the Company in general, including but not limited to, health, dental, disability and life insurance plans, subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term. Nothing in this paragraph shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described in this Section 8, provided the change similarly affects all executive officers of the Company similarly situated.

(d) Corporate Change. Upon the occurrence of a Corporate Change, Employee shall be considered as immediately and totally vested in any and all Stock Rights outstanding as of the date of such Corporate Change. The Company represents that all LTI Awards will vest in accordance with their terms upon a Corporate Change. To the extent that any such LTI Awards do not contain terms providing for vesting upon a Corporate Change, all such LTI Awards shall, upon a Corporate Change, vest and become payable in the same manner as described in Section 10(a) hereof.

9. Confidential Information and Non-Solicitation. Employee, during the Term, will have access to and become familiar with confidential information, secrets and proprietary information concerning the business and affairs of the Company, its controlled subsidiaries and other controlled entities, including client and customer information, information concerning their products, patent rights and know-how, and other technical information, business strategies and pricing information, and other confidential and/or proprietary information (collectively, “Confidential Information”). Confidential Information shall not include (i) any information that is or becomes generally available to the public other than as a result of Employee’s improper or unauthorized disclosure of such information in violation of this Agreement or (ii) was within Employee’s possession prior to its affiliation with the Company or its controlled subsidiaries or other controlled entities (including his affiliation with Endeavour International Operating Company, f/k/a NSNV, Inc. prior to its acquisition by the Company). Employee agrees as follows:

(a) During the Term or at any time following the termination of the employment relationship, Employee will not, directly or indirectly, without the prior written consent of the Company (1) disclose or permit the disclosure of any such Confidential Information, or (2) use, reproduce or distribute, or make or permit any use, reproduction or distribution of, directly or indirectly, any such Confidential Information, except for any disclosure, use, reproduction or distribution that is required in the course of his employment with the Company, its controlled subsidiaries or other controlled entities.

(b) If, during the Term or at any time following the termination of the employment relationship, Employee is requested or required (by oral question or request for information or documents, in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Employee agrees to notify the Company immediately in writing of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver under this Agreement, Employee is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Employee may disclose such Confidential Information to the tribunal; provided, however, that Employee shall use his commercially reasonable best efforts to obtain a court order or other assurance that confidential treatment will be accorded to such Confidential Information.

(c) Upon termination of employment of Employee, for whatever reason, Employee shall surrender to the Company any and all documents, manuals, correspondence, reports, records and similar items then or thereafter coming into the possession of Employee which contain any Confidential Information of the Company or its controlled subsidiaries or other controlled entities.

(d) During the Term and for a period of twelve (12) months after the date of Employee’s termination of employment, Employee shall not, directly or indirectly, employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee of the Company or any of its affiliates.

(e) Employee recognizes and acknowledges that the obligations of Employee contained in Section 9 of this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and that any breach or violation of any of the provisions of such Section is likely to result in irreparable injury to the Company for which the Company would have no adequate remedy at law. Employee agrees that if Employee shall breach or violate Section 9 of this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings at law or in equity, including, but not limited to, a proceeding seeking injunctive relief, to obtain damages with respect to such breach or violation, to enforce the specific performance of Section 9 of this Agreement by Employee, or to enjoin Employee from engaging in any activity in violation of Section 9 of this Agreement. Employee acknowledges that in the event of any such breach or violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits, and other benefits arising from any such breach or violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Employee agrees that in the event of any such violation, an action may be commenced for preliminary or permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Harris County, Texas, or in any other court of competent jurisdiction. Employee waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Employee agrees that effective service of process may be made upon Employee under the notice provisions contained in Section 13 of this Agreement. Employee further agrees that the existence of any claim or cause of action against the Company, whether predicated upon a breach or violation by the Company of this Agreement or any other contract or agreement between Employee and the Company, shall not constitute or be asserted as a defense to the enforcement by the Company of the provisions of this Section relating to the Company’s right to injunctive or other equitable relief for Employee’s breach or violation of Section 9 of this Agreement.

10. Termination. This Agreement may be terminated prior to the end of the Term as set forth below:

(a) Discharge (other than for Misconduct or Disability). The Company may terminate Employee’s employment for any reason whatsoever, including in the event of Employee’s Misconduct or Disability (as defined below), upon written notice thereof delivered to Employee in accordance with Section 10(g) (in the case of a termination in the event of Employee’s Misconduct or Disability) and Section 13 hereof. In the event that Employee’s employment is terminated during the Term by the Company for any reason other than his Misconduct or Disability, then (i) the Company shall pay in a lump sum in cash to Employee, within fifteen (15) days following the date of Employee’s termination of employment, an amount equal to the product of (A) Employee’s Base Compensation as in effect immediately prior to Employee’s termination, multiplied by (B) three, (ii) for three years following the date of Employee’s termination of employment, the Company, at its cost, shall provide or arrange to provide Employee (and, as applicable, Employee’s dependents) with accident and group health insurance benefits substantially similar to those which Employee (and Employee’s dependents) were receiving immediately prior to Employee’s termination (if any); however, the welfare benefits otherwise receivable by Employee pursuant to this clause (ii) shall be reduced to the extent comparable welfare benefits are actually received by Employee (and/or Employee’s dependents) during such period under any other employer’s welfare plan(s) or program(s), with Employee being obligated to promptly disclose to the Company any such comparable welfare benefits, (iii) in addition to the aforementioned compensation and benefits, the Company shall pay in a lump sum in cash to Employee within fifteen (15) days following the date of Employee’s termination of employment an amount equal to the product of (A) Employee’s average Bonus paid by the Company during the most recent two (2) years immediately prior to the date of Employee’s termination of employment, multiplied by (B) three, (iv) the Company shall pay Employee an amount equal to the Pro-Rata Annual Bonus (which shall be paid in a lump sum on the date that is 60 days after the date of Employee’s termination of employment), (v) Employee shall be considered as immediately and totally vested in any and all outstanding Stock Rights, (vi) the portion of each LTI Award that is not then vested and which is subject only to time-based vesting (which, for this purpose, shall not include awards made by the Company under a “Cash Performance Award Agreement” or a “Relative Total Shareholder Return Performance Unit Award Agreement”) shall vest and become immediately payable (without proration as if Employee had remained employed through the end of the applicable vesting period), and (vii) the portion of each LTI Award that is not then vested and which is subject to performance-based vesting (which, for this purpose, shall include, without limitation, awards made by the Company under a “Cash Performance Award Agreement” and a “Relative Total Shareholder Return Performance Unit Award Agreement”) shall vest and become payable at the same time as payments are made to other participants under the applicable programs (but in no event later than the 15th day of the third calendar month following the calendar month in which the applicable performance period ends), based on actual achievement of performance targets (without proration as if Employee had remained employed through the end of the applicable performance period). The group health benefits described in clause (ii) of the preceding sentence shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Employee’s income. The Company may satisfy the requirement of the preceding sentence by providing such benefits through an arrangement that requires the Company to impute income to Employee, provided that the Company will pay a tax gross-up payment to Employee with respect to such imputed income for each taxable year for which Employee has such imputed income, and such tax gross-up payment shall be made during the month of January following each taxable year to which such imputed income relates (subject to the requirements of Section 10(l) of this Agreement). Notwithstanding the foregoing, if the provision of the benefits described in clause (ii) of this Section 10(a) cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Employee without such adverse impact on the Company.

(b) Resignation for Good Reason. Employee shall be entitled to terminate his employment for Good Reason. If Employee terminates his employment for Good Reason, then he shall be entitled to the compensation and benefits provided in Section 10(a) hereof.

(c) Death. If Employee’s employment is terminated due to his death, the Company shall have no obligations to Employee or his legal representatives with respect to this Agreement other than the payment of any unpaid Base Compensation accrued hereunder as of the date of such termination of employment, plus (i) payment of an amount equal to the Pro-Rata Annual Bonus (which shall be paid in a lump sum on the date that is 60 days after the date of Employee’s termination of employment), (ii) Employee shall be considered as immediately and totally vested in any and all outstanding Stock Rights, (iii) the portion of each LTI Award that is not then vested and which is subject only to time-based vesting (which, for this purpose, shall not include awards made by the Company under a “Cash Performance Award Agreement” or a “Relative Total Shareholder Return Performance Unit Award Agreement”) shall vest and become immediately payable (without proration), and (iv) the portion of each LTI Award that is not then vested and which is subject to performance-based vesting (which, for this purpose, shall include, without limitation, awards made by the Company under a “Cash Performance Award Agreement” and a “Relative Total Shareholder Return Performance Unit Award Agreement”) shall vest and become payable at the same time as payments are made to other participants under the applicable programs (but in no event later than the 15th day of the third calendar month following the calendar month in which the applicable performance period ends), based on actual achievement of performance targets (without proration as if Employee had remained employed through the end of the applicable performance period).

(d) Disability. If Employee shall have been absent from the full-time performance of Employee’s duties with the Company for ninety (90) consecutive calendar days as a result of Employee’s incapacity due to physical or mental illness, Employee’s employment may be terminated by the Company for “Disability” and Employee shall not be entitled to further compensation pursuant to this Agreement, except that Employee shall receive the compensation and benefits provided in Section 10(c) hereof.

(e) Resignation (other than for Good Reason). Employee may resign, including by reason of retirement, his position at any time by providing written notice of resignation to the Company in accordance with Section 13 hereof. In the event of such resignation, except in the case of resignation for Good Reason, Employee shall not be entitled to further compensation pursuant to this Agreement other than the payment of any unpaid Base Compensation accrued hereunder as of the date of Employee’s resignation plus an amount equal to the Pro-Rata Annual Bonus. The Pro-Rata Annual Bonus shall be paid in a lump sum on the date that is 60 days after the date of Employee’s termination of employment.

(f) Discharge for Misconduct. In the event Employee’s employment is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than the payment of any unpaid Base Compensation accrued hereunder through the Date of Termination. In the event Employee’s employment is terminated for Misconduct, the Company may refuse to allow Employee access to the Company’s offices (other than to allow Employee to collect his personal belongings under the Company’s supervision) prior to the Date of Termination.

(g) Notice of Termination. Any purported termination of Employee’s employment by the Company under Sections 10(d) or 10(f), or by Employee under Section 10(b), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. A Notice of Termination given by Employee pursuant to Section 10(b) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct. Any purported termination for which a Notice of Termination is required which is not effected pursuant to this Section 10(g) shall not be effective.

(h) Termination of Employment. Notwithstanding anything herein to the contrary, (i) for purposes of this Section 10, “termination of employment” shall mean Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h), including the default presumptions thereof, and (ii) the Board shall have the sole power and authority to terminate the employment of Employee on behalf of the Company.

(i) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise, nor (except as set forth in Section 10(a)(ii)) shall the amount of any payment provided for in this Agreement be reduced by any compensation earned or benefits received by Employee as a result of employment by another employer.

(j) Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company and its affiliates will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 10(j) shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

(k) Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute (i) an automatic resignation of Employee as an officer of the Company and each affiliate of the Company and (ii) an automatic resignation of Employee from the Board, from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative. Nothing herein shall be deemed to limit the power of the shareholders of the Company to at any time remove any director, including, without limitation, Employee, in accordance with applicable law.

(l) Section 409A of the Code. Notwithstanding any provision of this Section 10 to the contrary, if all or any portion of the benefits provided in this Section 10 is determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Company determines that Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such benefits (or portion thereof) shall be paid on the first day of the seventh month following Employee’s termination of employment or as soon as administratively practicable thereafter. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, then such provision shall nevertheless be applied in a manner consistent with those requirements. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).

(m) Release. Notwithstanding the provisions of Sections 10(a), (b), (d) and (e) hereof, as a condition to the receipt of any severance compensation and benefits pursuant to such Sections (other than unpaid Base Compensation accrued hereunder as of the date of Employee’s termination of employment), Employee must first execute a release and agreement, in a form reasonably satisfactory to the Company, which (i) shall release and discharge the Company and its affiliates, and their officers, directors, employees and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee’s employment with the Company or its affiliates or the termination of such employment, and (ii) must be effective and irrevocable by the earlier of (x) the 58th day after the termination of Employee’s employment or (y) the day immediately preceding the first day any cash severance compensation payment is due to be paid to Employee under the provisions of such Sections (which due date shall be determined after taking into consideration any payment delay required under Section 10(l) hereof). The Company will provide the release and agreement described in the preceding sentence to Employee within five days following the date of Employee’s termination of employment.

11. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Stock Rights or LTI Awards with the Company or any of its affiliated companies.

12. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

13. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee’s residence address on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

16. Withholding Taxes.

(a) Tax Withholding. The Company shall have the power and the right to deduct or withhold from any benefits payable under this Agreement an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld.

(b) Share Withholding. With respect to tax withholding required upon any taxable event arising as a result of any stock awards pursuant to this Agreement, Employee may elect, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be made in writing, signed by Employee, and shall be subject to any restrictions or limitations that the Company, in its discretion, deems appropriate. Any fraction of a share required to satisfy such obligation shall be disregarded and Employee shall instead pay the amount due in cash.

17. No Restraints. As an inducement to the Company to enter into this Agreement, Employee represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exist no impediments or restraints, contractual or otherwise, on Employee’s powers right or ability to enter into this Agreement and to perform his duties and obligations hereunder.

18. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer of the Company as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, except those which are set forth expressly in this Agreement. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. Arbitration. Either party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. If the parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on January 7, 2013, effective for all purposes as of the Effective Date.

ENDEAVOUR INTERNATIONAL CORPORATION

By: Name: Title:	/s/ John B. Connally, III John B. Connally, III Chairman, Compensation Committee and Lead Director

EMPLOYEE:

/s/ William L. Transier
William L. Transier